Exhibit 10.15

AMENDED AND RESTATED SENIOR OFFICER
EMPLOYMENT, CHANGE IN CONTROL, SEVERANCE,
SPECIAL PENSION AND NON-COMPETE AGREEMENT

THIS AMENDED AND RESTATED SENIOR OFFICER EMPLOYMENT, CHANGE IN CONTROL, SEVERANCE AND NON-COMPETE AGREEMENT (the "Agreement") is made as of this 1st day of May, 2002 between WISCONSIN ENERGY CORPORATION (the "Company") and PAUL DONOVAN (the "Executive").

The Executive is currently a Senior Vice President and Chief Financial Officer of the Company, and the Executive and the Company are each party to that certain Senior Officer Change In Control, Severance, Special Pension and Non-Compete Agreement, dated as of November 8, 2000 (the "Original Agreement") and desire to amend and restate the Original Agreement as set forth herein.

In consideration of the terms and conditions set forth below, the parties agree as follows:

  General.
    Defined Terms. All of the capitalized terms used in this Agreement are defined in the attached Appendix.
    Purpose of this Agreement. This Agreement is intended to set forth certain terms and conditions of Executive's employment with the Company, to provide the Executive with certain minimum compensation rights in the event of his termination of employment under certain circumstances as set forth herein, to provide for certain pension rights and to provide the Company with a non-compete agreement from the Executive.
  Employment.
    Effective as of May 1, 2002, Executive will (i) be named Executive Vice President, in addition to his current office as Chief Financial Officer, of the Company, (ii) have his annual base salary increased to an annual rate of $552,000 and (iii) receive an option grant for 68,465 shares of common stock of the Company, the principal terms and conditions of which are set forth on Exhibit A hereto. Executive's target bonus opportunity for 2002 will be increased to $414,993.
    Effective as of January 1, 2003, Executive's annual base salary will be further increased to the annual rate of $579,600. On January 2, 2003, Executive will receive an option grant for 200,000 shares of common stock of the Company (adjusted prior to the date of the grant, as may be necessary to avoid dilution for any stock split or other equity restructuring), the principal terms and conditions of which are set forth on Exhibit A hereto. Executive's target bonus opportunity for 2003 will equal $463,680.
  Obligation of the Company on a Covered Termination of Employment Associated with a Change in Control. In the event of a Covered Termination of Employment Associated with a Change in Control, then the Company shall provide the Executive with the following compensation and benefits:
    General Compensation and Benefits. The Company shall pay the Executive's full salary to the Executive from the time notice of termination is given through the date of termination of employment at the rate in effect at the time such notice is given or, if higher, at an annual rate not less than twelve times the Executive's highest monthly base salary for the twelve-month period immediately preceding the month in which the Effective Date occurs, together with all compensation and benefits payable to the Executive through the date of termination of employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Such payments shall be made in a lump sum not later than ten business days after such termination. The Company shall also pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due, except that any normal cash severance benefits shall be superseded and replaced entirely by the benefits provided under this Agreement. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements most favorable to the Executive in effect at any time during the 180-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date (but prior to any termination of employment) to executives of the Company of comparable status and position to the Executive.
    Incentive Compensation. Notwithstanding any provision of any cash bonus or incentive compensation plan of the Company, the Company shall pay to the Executive, within ten business days after the Executive's termination of employment, a lump sum amount, in cash, equal to the sum of (i) any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination of employment, but which has not yet been paid, and (ii) a pro rata portion of the Highest Bonus Amount for all uncompleted periods under any bonus or incentive compensation plan.
    Special Compensation. The Company shall pay to the Executive a lump sum equal to three times the sum of (a) the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the termination of employment plus (b) the Highest Bonus Amount. Such lump sum shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the provisions of Section 3(e) below apply. The amount of the aggregate lump sum provided by this Section 3(c), whether paid immediately or deferred, shall not be counted as compensation for purposes of any other benefit plan or program applicable to the Executive.
    Special Retirement Plans Lump Sum. The Company shall pay to the Executive an aggregate lump sum equal to the total of the amounts described in (a) and (b) herein. Amount (a) is a lump sum equal to the difference between (i) the actuarial equivalent of the benefit under the Company's tax-qualified pension plan, the Retirement Account Plan (the "Retirement Plan"), the Supplemental Executive Retirement Plan (the "SERP") discussed in Section 7 below which the Executive would receive if his employment continued for a three-year period following termination of employment, assuming that the Executive's compensation during such three-year period would have been equal to the Executive's salary as in effect immediately before the termination or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Highest Bonus Amount, and (ii) the actuarial equivalent of the Executive's actual benefit (paid or payable) under the Retirement Plan and the SERP as of the termination date. Actuarial equivalency for this purpose shall be determined using an interest rate equal to the five-year United States Treasury note yield in effect on the last business day of the month prior to the date of termination of employment as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the Retirement Plan. Amount (b) is a lump sum equal to the total of (i) the additional contributions which would have been made to the Executive's account under the Company's tax-qualified 401(k) plan, plus (ii) the additional contributions which would have been credited to the bookkeeping account balance of the Executive attributable to the 401(k) match feature of the EDCP, had the Executive continued in employment for a three-year period following termination of employment and assuming that the Executive's compensation would have been the same as set forth above and that the Executive had made maximum utilization of the pre-tax and after-tax opportunity in the qualified 401(k) plan and obtained the maximum matching contributions in such plan. The amount of the aggregate lump sum under this Section 3(d) shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the provisions of Section 3(e) below apply. The amount of the lump sum provided by this Section 3(d) shall not be treated as compensation for purposes of any other benefit plan or program applicable to the Executive.
    Deferral Option. Notwithstanding any other provision of this Agreement, the Executive may file a written irrevocable deferral election form with the Company prior to the first date on which a Change in Control of the Company occurs electing to defer all or part of the salary and other cash compensation provided by the first sentence of Section 3(a), the special compensation provided by Section 3(c) and the special retirement plans lump sum otherwise provided for in Section 3(d). Such form shall irrevocably specify a method of payment for such compensation from among the methods allowable under the Company's Executive Deferred Compensation Plan (the "EDCP"). Any deferred amounts shall be credited with earnings in the same manner as the Interest Rate Fund provided for in the EDCP or any other investment alternative that may later become allowable under the EDCP and the EDCP provisions shall apply to deferrals made hereunder except that (i) any provisions for a mandatory lump sum payment upon a "Change in Control" as defined in the EDCP shall not apply to deferrals made hereunder, (ii) any amounts which become payable under this Section 3(e) shall be deemed for purposes of the EDCP to have become payable on account of the Executive's "retirement," and (iii) the entire amount deferred under this Section 3(e) shall be paid in a lump sum by the Company immediately prior to the occurrence of a Change in Control to such grantor or "rabbi" trust as the Company shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor.
    Welfare Benefits. Subject to Section 3(g) below, for the "relevant three-year period" as defined below, the Company shall provide the Executive (and his family) with health, disability, life and other welfare benefits substantially similar to the benefits received by the Executive (and his family) pursuant to welfare benefit programs of the Company or its affiliates as in effect immediately during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the termination of employment); provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder. For purposes of determining the amount of such welfare benefits, any part of which shall be based on compensation, the Executive's compensation during the relevant three-year period shall be deemed to be equal to the Executive's salary as in effect immediately before the termination of employment or, if higher, as in effect at any time during the 180-day period immediately preceding the termination date, and the Highest Bonus Amount. To the extent that any of the welfare benefits covered by this Section 3(f) cannot be provided pursuant to the plan or program maintained by the Company or its affiliates, the Company shall provide such benefits outside the plan or program at no additional cost (including, without limitation, tax cost) to the Executive and his family. The Executive shall be entitled to be covered by a retiree medical and dental program at the end of the relevant three-year period, at a cost to the Executive not to exceed the lesser of the cost, if any, charged to other retirees or the COBRA continuation premium charged to terminees who elect to continue in the Company's health plan at their expense under applicable law. The Company shall become obligated to continue such benefits for the remainder of the Executive's life and that of his surviving spouse, notwithstanding any contrary provision or power of amendment or termination reserved to the Company in any otherwise applicable document. The "relevant three-year period" shall mean a three-year period beginning on the later of the Executive's termination of employment or the expiration of the welfare benefits coverage provided to the Executive under an agreement dated June 1, 1998 between the Executive and Sundstrand Corporation. In addition, the "relevant three-year period" shall be extended for a period of time equal to the "Excluded Period" under paragraph 5(c) of the letter agreement dated August 20, 1999 from the Company to the Executive extending an offer of employment to him, which is incorporated by reference into this Agreement.
    New Employment. If the Executive secures new employment during the three-year period following termination of employment, the level of any benefit being provided pursuant to Section 3(f) hereof shall be reduced to the extent that any such benefit is being provided by the Executive's new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or its affiliates.
    Split-Dollar Life Insurance. Notwithstanding any limitation on the payment of welfare benefits to Executive under the provisions of Section 3(f) above, the Company shall continue to make premium payments on any split-dollar type life insurance program in effect on the life of the Executive during the 180 days preceding the Effective Date (or, if more favorable to the Executive, as in effect at any time thereafter until the termination of employment), in a manner consistent with the past practices of the Company as to timing and amount, until each policy has achieved paid-up status. The Company further agrees that the Exchange Agreement, Collateral Assignment and the Split Dollar Agreement (and letter agreement referenced in the Split Dollar Agreement), between Executive and the Company, each dated as of April 23, 2001, shall continue pursuant to their terms.
    Equity Incentive Awards. Notwithstanding the provisions in any stock option award, restricted stock award or other equity incentive compensation award (the "Awards"), the Executive shall become fully vested in all outstanding Awards and all otherwise applicable restrictions shall lapse and for purposes of determining the length of time the Executive has to exercise rights, if applicable under any such Award, the Executive shall be treated as if he had retired from the service of the Company at or after age 55 and completion of ten years of service.
    Outplacement and Financial Planning. The Company shall, at its sole expense as incurred, provide the Executive with outplacement services, the scope and provider of which shall be selected by the Executive in his sole discretion (but at a cost to the Company of not more than $30,000) or, at the Executive's option, the use of office space, office supplies and equipment and secretarial services for a period not to exceed one year. The Company shall also continue to provide the Executive with financial planning counseling benefits through the third anniversary of the date of the Executive's termination of employment, on the same terms and conditions as were in effect immediately before the termination or, if more favorable, on the Effective Date.
  Obligation of the Company on a Covered Termination of Employment Not Associated with a Change in Control of the Company.
    In the event of a Covered Termination of Employment Not Associated with a Change in Control of the Company occurring as a result of a notice of termination delivered by the Company or Executive to the other party during the 60 day period beginning on May 1, 2003 and ending on June 29, 2003, then Executive shall continue to work for the Company through August 30, 2003, on which date his employment with the Company shall terminate, and the Company shall provide the Executive with the compensation and benefits specified in this Section 4(a):
      In the event of a termination of employment under paragraph (i) of Section (d) of the Appendix, the Company shall provide the Executive with the following:
        Termination Compensation and Benefits (as defined below); and
        a lump sum payment on February 25, 2004 equal to:
          the Executive's target bonus opportunity for 2003 of 80% of 2003 annual base salary; plus an amount equal to the excess, if any, of the Executive's target bonus opportunity for 2002 of 80% of 2002 annual base salary over the amount of such bonus the Executive received for 2002, if any.
      In the event of a termination of employment under paragraph (iii) of Section (d) of the Appendix, the Company shall provide the Executive with the following:
        Termination Compensation and Benefits; and
        a lump sum payment on February 25, 2004 equal to
          the Executive's target bonus opportunity for 2003 of 80% of 2003 annual base salary; plus an amount equal to the excess, if any, of the Executive's minimum bonus opportunity for 2002 of 40% of 2002 annual base salary over the amount of such bonus Executive received for 2002, if any.
    In the event of a Covered Termination of Employment Not Associated with a Change in Control of the Company, other than pursuant to Section 4(a), occurring (x) prior to May 1, 2003 or (y) after June 29, 2003 but prior to February 29, 2004, or (z) on the later of February 29, 2004 or the date on which Executive is paid his bonus, if any, for the fiscal year ending immediately prior to February 29, 2004 pursuant to Section 11, then the Company shall provide the Executive with the following:
      Termination Compensation and Benefits; and
      a lump sum payment payable within ten days of such termination equal to:
        an amount equal to the excess, if any, of the Executive's target bonus opportunity for 2002 of 80% of 2002 annual base salary over the amount of such bonus the Executive received for 2002, if any; plus an amount equal to the excess, if any, of the Executive's target bonus opportunity for 2003 of 80% of 2003 annual base salary over the amount of such bonus the Executive received for 2003, if any.
    In the event of a Covered Termination of Employment Not Associated with a Change in Control of the Company, other than pursuant to Section 4(b), occurring after February 29, 2004, then the Company shall provide the Executive with the following:
      Termination Compensation and Benefits; and
      a lump sum payment payable within ten days of such termination equal to:
        an amount equal to the excess, if any, of the Executive's target bonus opportunity for 2002 of 80% of 2002 annual base salary over the amount of such bonus the Executive received for 2002, if any; plus an amount equal to the excess, if any, of the Executive's target bonus opportunity for 2003 of 80% of 2003 annual base salary over the amount of such bonus the Executive received for 2003, if any.
    All amounts payable under Sections 4(a)(i)(2), 4(a)(ii)(2), 4(b)(ii), 4(c)(ii), 4(e)(i)(1), 4(e)(ii), 4(e)(iii)(1) and 4(e)(iii)(2)(A), whether paid immediately or deferred, shall be counted as compensation for purposes of calculating Executive's supplemental pension subject to the provisions of this Section 4(d). For purposes of calculating Executive's supplemental pension, (i) all amounts payable under Section 4(e)(i)(1), (4)(e)(iii)(1) or 4(e)(iii)(2)(A) shall be credited towards Executive's age and service for the periods for which they are paid, and such amounts shall be deemed paid ratably over such period, (ii) amounts payable under 4(a)(i)(2), 4(a)(ii)(2), 4(b)(ii), 4(c)(ii) and 4(e)(ii) shall be deemed paid on the date on which the bonus for the fiscal year or other measuring period to which such payment (or portion thereof) relates has been or will be paid and (iii) the calculation of Executive's thirty-six (36) month high average compensation under the supplemental pension shall reflect payment of bonuses for three complete incentive compensation fiscal years or other such measuring periods; provided, however, that, notwithstanding anything to the contrary contained herein, in no event will such calculation include payments of bonuses for more than three complete incentive compensation fiscal years or other such measuring periods.
    The term "Termination Compensation and Benefits" shall mean:
      General Compensation and Benefits. The Company shall pay (1) the Executive's full salary (plus accrued vacation) to the Executive from the time notice of termination is given through the date of termination of employment at the highest monthly base rate in effect during the twelve-month period immediately preceding the date notice of termination of employment is given, together with (2) all compensation and benefits payable to the Executive through the date of termination of employment under the terms of any compensation or benefit plan, program or arrangement maintained by the Company during such period. Such payments shall be made in a lump sum not later than ten business days after such termination. (3) The Company shall also pay the Executive's normal post-termination compensation and benefits to the Executive as such payments become due, except that any normal cash severance benefits shall be superseded and replaced entirely by the benefits provided under this Agreement. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Company's retirement, insurance and other compensation or benefit plans, programs and arrangements at the time of termination of employment.
      Incentive Compensation. Notwithstanding any provision of any cash bonus or incentive compensation plan of the Company, the Company shall pay to the Executive in cash within 10 days of termination a payment in an amount equal to any bonus or incentive compensation which has been allocated or awarded to the Executive for a fiscal year or other measuring period under the plan that ends prior to the date of termination of employment, but which has not yet been paid.
      Special Compensation. The Company shall pay to the Executive a lump sum equal to:
        In the case of a termination pursuant to Section 4(a) or Section 4(b), Executive's highest monthly base rate of salary then in effect during the twelve-month period immediately preceding the date notice of termination of employment is delivered for the greater of six (6) months or the period from the date of termination to February 29, 2004; or
        In the case of a termination pursuant to Section 4(c), (A) Executive's highest monthly base rate of salary then in effect during the twelve-month period immediately preceding the date notice of termination of employment is delivered, for the greater of (I) six (6) months or (II) the period from the date of termination to the next succeeding February 28 following such termination (provided, such amount shall be for six (6) months in the event of any such termination, pursuant to a notice by the Company to Executive under Section 11, occurring on the later of the February 28 after such notice or the date on which Executive is paid his bonus, if any, for the fiscal year ending immediately prior to such February 28), plus (B) a pro rata portion of Executive's bonus for the fiscal year in which such termination occurs, based on the fractional part of any bonus or incentive period for which the Executive had been employed by the Company and Executive's target bonus for such period, under any bonus or incentive compensation plan.

      Such lump sum shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the provisions of Section 4(e)(v) below apply.

      Special Retirement Plans Lump Sum. The Company shall pay to the Executive an aggregate lump sum equal to the total of the amounts described in (a) and (b) herein. Amount (a) is a lump sum equal to the difference between (1) the actuarial equivalent of the benefit under the Company's tax-qualified pension plan, the Retirement Plan, the SERP provided in Section 7 below which the Executive would have received if his employment continued for the Relevant Benefits Period (as defined below) following termination of employment, assuming that the Executive's compensation during the Relevant Benefits Period would have been equal to the Executive's highest monthly base salary in effect during the twelve month period immediately preceding the date notice of termination of employment is given and (2) the actuarial equivalent of the Executive's actual benefit (paid or payable) under the Retirement Plan and the SERP as of the termination date. Actuarial equivalency for this purpose shall be determined using an interest rate equal to the five-year United States Treasury note yield in effect on the last business day of the month prior to the date of termination of employment as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the Retirement Plan. Amount (b) is a lump sum equal to the total of (i) the additional contributions which would have been made to the Executive's account under the Company's tax-qualified 401(k) plan, plus (ii) the additional contributions which would have been credited to the bookkeeping account balance of the Executive attributable to the 401(k) match feature of the EDCP, had the Executive continued in employment for the Relevant Benefits Period and assuming that the Executive's compensation would have been the same as set forth above and that the Executive had made maximum utilization of the pre-tax and after-tax opportunity in the qualified 401(k) plan and obtained the maximum matching contributions in such plan. The amount of the aggregate lump sum under this Section 4(e)(iv) shall be paid by the Company to the Executive within ten business days after the Executive's termination of employment, unless the provisions of Section 4(e)(v) below apply. The amount of the lump sum provided by this Section 4(e)(iv) shall not be treated as compensation for purposes of any other benefit plan or program applicable to the Executive.
      Deferral Option. Notwithstanding any other provision of this Agreement, the Executive may file a written irrevocable deferral election form with the Company prior to the expiration of thirty days from the date this Agreement electing to defer all or part of the salary and other cash compensation provided by Section 4(a)(i)(2), Section 4(a)(ii)(2), Section 4(b)(ii), Section 4(c)(ii), Section 4(e)(i)(1), Section 4(e)(ii), the special compensation provided by Section 4(e)(iii) and the special retirement plans lump sum otherwise provided for in Section 4(e)(iv). Such form shall irrevocably specify a method of payment for such compensation from among the methods allowable under the EDCP. Any deferred amounts shall be credited with earnings in the same manner as the Interest Rate Fund provided for in the EDCP or any other investment alternative that is currently available or allowable or may later become allowable under the EDCP and the EDCP provisions shall apply to deferrals made hereunder except that (i) any provisions for a mandatory lump sum payment upon termination or retirement shall not apply to deferrals made hereunder, (ii) any amounts which become payable under this Section 4(e)(v) shall be deemed for purposes of the EDCP to have become payable on account of the Executive's "retirement," and (iii) the entire amount deferred under this Section 4(e)(v) shall be paid in a lump sum by the Company immediately prior to the occurrence of a Change in Control to such grantor or "rabbi" trust as the Company shall have established as a vehicle to hold such amount pending payment, but with such trust designed so that the Executive's rights to payment of such benefits are no greater than those of an unsecured creditor.
      Welfare Benefits. Subject to Section 4(e)(vii) below, for the Relevant Benefits Period, the Company shall provide the Executive (and his family) with health, disability, life and other welfare benefits substantially similar to the benefits received by the Executive (and his family) pursuant to welfare benefit programs of the Company or its affiliates as in effect on the date of termination of employment; provided, however, that no compensation or benefits provided hereunder shall be treated as compensation for purposes of any of the programs or shall result in the crediting of additional service thereunder. To the extent that any of the welfare benefits covered by this Section 4(e)(vi) cannot be provided pursuant to the plan or program maintained by the Company or its affiliates, the Company shall provide such benefits outside the plan or program at no additional cost (including, without limitation, tax cost) to the Executive and his family. The Executive shall be entitled to be covered by a retiree medical and dental program at the end of the Relevant Benefit Period, at a cost to the Executive not to exceed the lesser of the cost, if any, charged to other retirees or the COBRA continuation premium charged to terminees who elect to continue in the Company's health plan at their expense under applicable law. The Company shall become obligated to continue such benefits for the remainder of the Executive's life and that of his surviving spouse, notwithstanding any contrary provision or power of amendment or termination reserved to the Company in any otherwise applicable document. The "Relevant Benefits Period" shall mean: (1) in the case of a termination pursuant to Section 4(a) or Section 4(b), the period commencing on the date of termination and ending on the later of six (6) months after such termination or February 29, 2004; and (2) in the case of a termination pursuant to Section 4(c), the period commencing on the date of termination and ending on the next succeeding February 28 following such termination (provided, such period shall be for six (6) months in the event of any such termination, pursuant to a notice by the Company to Executive under Section 11, occurring on the later of the February 28 after such notice or the date on which Executive is paid his bonus, if any, for the fiscal year ending immediately prior to such February 28).
      New Employment. If the Executive secures new employment during the Relevant Benefits Period, the level of any benefit being provided pursuant to Section 4(d)(vi) hereof shall be reduced to the extent that any such benefit is being provided by the Executive's new employer. The Executive, however, shall be under no obligation to seek new employment and, in any event, no other amounts payable pursuant to this Agreement shall be reduced or offset by any compensation received from new employment or by any amounts claimed to be owed by the Executive to the Company or its affiliates.
      Split-Dollar Life Insurance. Notwithstanding any limitation on the payment of welfare benefits to Executive under the provisions of Section 4(e)(vi) above, the Company shall continue to make premium payments on any split-dollar type life insurance program in effect on the life of the Executive at the time of termination of employment, in a manner consistent with the past practices of the Company as to timing and amount, until each policy has achieved paid-up status. The Company further agrees that the Exchange Agreement, Collateral Assignment and the Split Dollar Agreement (and letter agreement referenced in the Split Dollar Agreement), between Executive and the Company, each dated as of April 23, 2001, shall continue pursuant to their terms.
      Equity Incentive Awards. Notwithstanding the provisions in any Awards, the Executive shall become fully vested in all outstanding Awards and all otherwise applicable restrictions shall lapse and for purposes of determining the length of time the Executive has to exercise rights, if applicable under any such Award, the Executive shall be treated as if he had retired from the service of the Company at or after age 55 and as if he completed ten years of service.
    In the event of a termination described in this Section 4, no other compensation or benefits (including, without limitation, any payments contemplated by Section 5) will be paid except as provided in this Section 4; provided, in the event of a Covered Termination Associated with a Change of Control pursuant to paragraph (v) of Section (c) of the Appendix, Executive shall receive the more favorable of the compensation and benefits provided under Section 3 (including, without limitation, such amounts payable pursuant to Section 5) and the compensation and benefits provided under this Section 4 as he shall determine in his reasonable discretion (and if a determination of a whether a termination is a Covered Termination Associated with a Change of Control cannot be made until after payment of benefits under this Section 4, then after such determination is made, Executive shall receive such additional payment and other benefits as may be required to satisfy his right compensation and benefits under Section 3 as he so elects under this Section 4(f)).
  Certain Additional Payments by the Company.
    Anything in this Agreement to the contrary notwithstanding, and whether or not a Covered Termination of Employment occurs, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed on the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
    Subject to the provisions of paragraph (c) of this Section 5, all determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by the Executive (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 5, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to paragraph (c) of this Section 5 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.
    The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which he gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:
      give the Company any information reasonably requested by the Company relating to such claim, take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company.
      cooperate with the Company in good faith in order effectively to contest such claim, and permit the Company to participate in any proceedings relating to such claim;

    provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this paragraph (c) of Section 5, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

    If, after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 5, the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of paragraph (c) of this Section 5) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If after the receipt by the Executive of an amount advanced by the Company pursuant to paragraph (c) of this Section 5, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.
  Termination of Employment.
    The Company shall be entitled to terminate the Executive's employment on account of Disability pursuant to the procedures set forth in Section (e) of the Appendix, for Cause pursuant to the procedures set forth in Section (a) of the Appendix, pursuant to Section 11 or without Cause by giving written notice to the Executive of such termination.
    The Executive may terminate his employment for Good Reason as follows:
      Prior to a Change of Control the Executive may only terminate his employment with the Company for Good Reason if the Executive gives the Company 30 days' prior written notice of his intention to terminate his employment for Good Reason, setting forth in reasonable detail the specific conduct of the Company that the Executive considers to constitute Good Reason and the specific provision(s) of this Agreement on which he relies. The Executive's termination for Good Reason shall be effective only if the Company does not cure or otherwise remedy the alleged conduct specified in the notice within 30 days after the date such notice is duly given.
      After a Change of Control by giving the Company written notice of the termination, setting forth in reasonable detail the specific conduct of the Company that constitutes Good Reason. Termination of employment by the Executive for Good Reason shall be effective on the fifth business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than thirty days after the notice is given). After a Change of Control, except as otherwise provided in this Agreement, in the event of a dispute regarding whether the Executive's voluntary termination qualifies as a termination for Good Reason, no claim by the Company that the same does not constitute a termination for Good Reason shall be given effect unless the Company establishes by clear and convincing evidence that such termination does not constitute a termination for Good Reason. The Executive may also terminate his employment without Good Reason by giving the Company written notice of such termination.
    Either the Executive or the Company may terminate the Executive's employment for any reason by delivering written notice to the other party during the 60 day period beginning on May 1, 2003 and ending on June 29, 2003.
  Special Pension Provisions. The Executive shall be eligible to participate in the Company's Supplemental Executive Retirement Plan (the "SERP") with respect to monthly benefits "A" and "B," but on the following modified terms which shall override any contrary provisions in the SERP:
    The Executive or his beneficiary will become entitled to monthly benefit "A" on his retirement at or after age 55, or in the event of his termination of service because of death or Disability while in the service of the Company prior to age 55.
    Further, the Executive will be entitled to past service credit under monthly benefit "A," calculated as if his participation in the Company's tax-qualified pension plan, the Retirement Account Plan, had commenced at age 25 and as if the benefit formula under such pension plan for all periods before December 31, 1995 was the same as in effect on December 31, 1995, and for all periods after December 31, 1995, pursuant to the actual benefit formula used in such pension plan (including the grandfathered minimum benefit provisions thereof), offset by the value of any benefits payable to the Executive from Social Security which is the actuarial equivalent of a single life annuity benefit payable to the Executive at the later of age 65 or the date when benefits commence under monthly benefit "A." Actuarial equivalency for this purpose shall be determined using an interest rate equal to the five-year United States Treasury Note yield in effect on the last business day of the month prior to the month in which benefits commence under monthly benefit "A," as such yield is reported in the Wall Street Journal or comparable publication, and the mortality table used for purposes of determining lump sum amounts then in use under the qualified defined benefit plan of the Company or its subsidiaries applicable to the Executive.
    Any early retirement reduction factor that would otherwise apply to the Executive at any time between ages 55 and 62 will be disregarded and in lieu thereof, the Executive will be deemed entitled for purposes of monthly benefit "A" to the following percentages of the calculated benefit:

% of Benefit "A"
Age	Becoming Payable
55	75%
56	81%
57	86%
58 or later	100%

    For ages in between those above stated, the percentage of benefit "A" payable shall be increased. The amount of the increase shall be determined by multiplying 1/12th of the increase in the percentage which would have become payable on the Executive's next birthday by the number of months (with each 30-day period to be counted as one month) completed since the Executive's last birthday and before the start of payments of benefit "A."

    The Executive will become entitled to monthly benefit "B" on his retirement at or after 55.
  Wisconsin Housing Assistance. The parties acknowledge that the Executive is in the process of acquiring a home in Wisconsin and agree to the following provisions in connection therewith:
    Upon the Executive's termination of employment with the Company, the Executive (or his estate as the case may be) shall have the right by written notice to the Company at any time within seven (7) years of such termination (the "7-Year Period") to require the Company to buy the Executive's Wisconsin house and lot (the "House") for a cash price equal to the greater of the Cost Price or Fair Market Value. For this purpose the Cost Price shall mean the price paid by the Executive for the House together with improvements thereon, or, should the Executive build the House, the Executive's total costs of obtaining the lot and constructing the House. The Executive will provide the Company with his Cost Price within 30 days of his purchase of the House and the completion of the improvements thereon, or, should the Executive build the House, the Executive will provide the Company with a detailed listing of his costs within 6 months of the completion of the House . Such detailed listing, if applicable, shall be the final determination of the Cost Price. The Cost Price may be amended by the Executive from time to time if part of the lot is sold or if additional improvements are made to the House or lot. The Executive has timely delivered to the Company by letter dated as of the date hereof, the Cost Price as April 30, 2002, together with supporting documentation. The Company acknowledges receipt of such letter and supporting documentation and agrees with the calculation of the Cost Price based on such supporting documentation. For this purpose, "Fair Market Value" shall mean the average of the highest two of three appraisals obtained from qualified residential appraisers, one to be selected by the Executive, one by the Company and the third by the other two, with the Company to bear the appraisal costs. The Company shall also make a gross-up payment to the Executive to the extent that the Cost Price is higher than Fair Market Value, so that after the Executive's payment of any income taxes which may be due on such excess and the gross-up payment, the Executive will be left with an amount equal to the Cost Price.
    The terms of this Section 8 shall apply upon the Executive's termination of employment with the Company at any time after the Executive's purchase of the House, or should the Executive intend to build the House, at any time after the Executive's purchase of the lot, even if prior to the start of construction of the House.
    The closing of any purchase and sale contemplated by this Section 8 will be on the terms herein set forth and otherwise on standard terms and conditions as are customary for residential real estate transactions in Wisconsin. The parties acknowledge that the Executive did not take title to the House in his own name, and agree that hereafter title may be transferred into Executive's own name or such other legal title holder as he or the current (or successor) title holder may designate from time to time (other than due to a bona fide sale), and that the Company will continue to be obligated to honor its purchase obligations under Section 8(a) upon timely written notice to it, so long as the Executive or his estate causes the legal title holder to convey, or the legal title holder otherwise conveys, the property to the Company upon closing of such purchase and sale.
    The Company shall reimburse the Executive his out of pocket living expenses associated with maintaining an apartment in Wisconsin pending acquisition of the House, or should the Executive intend to build the House, while the House is being constructed. Such amounts will be "grossed-up" for any taxes the Executive may be required to pay.
  Obligations of the Company on Termination of Employment for Death, Disability, for Cause or by the Executive Other than for Good Reason. If the Executive's employment is terminated by reason of his death or Disability (but not under the circumstances covered by paragraph (c)(iv) of the Appendix), or if such employment is terminated by the Company for Cause or by the Executive other than for Good Reason (other than pursuant to delivery of a notice of termination pursuant to paragraph (iii) of Section (d) of the Appendix), the Company will pay to the Executive's estate or legal representative or to the Executive, as the case may be, all accrued but unpaid base salary and all other benefits and amounts which may become due in accordance with the terms of any applicable benefit plan, contract, agreement or practice (including pursuant to the SERP as modified pursuant to Section 7 above), but no other compensation or benefits will be paid under this Agreement. However, under such circumstances, the following provisions shall apply.
    Section 8 of this Agreement shall remain in full force and effect in accordance with its terms.
    If the Executive's separation from the service of the Company occurs at or after his attainment of age 55, then notwithstanding any contrary provisions in any restricted stock award, he shall become fully vested in any such outstanding award and all otherwise applicable restrictions shall lapse.
    For purposes of all applicable stock option awards, other equity incentive compensation awards, retiree health care plans, and any other employee welfare benefit plan, program or fringe benefit (but specifically excluding any tax-qualified retirement plan), the Executive shall be treated as if his service with the Company had commenced at age 25.
    The foregoing provisions of this Section 9 to the contrary notwithstanding, the provisions of Section 4 shall apply to any termination of Executive's employment by reason of his death or Disability following delivery of a notice of termination pursuant to paragraph (i) or (iii) of Section (d) of the Appendix.
  Non-Compete Agreement. In consideration of this Agreement, the Executive agrees that he will not, for a period of one year from the date of his or her termination of employment with the Company, directly or indirectly own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner, including but not limited to, holding the position of shareholder, director, officer, consultant, independent contractor, executive partner, or investor with any "Competing Enterprise." For purposes of this paragraph, a "Competing Enterprise" means any entity, firm or person engaged in a business within the State of Wisconsin or the upper peninsula area of the State of Michigan (the "Territory") which is in competition with any of the businesses of the Company or any of its subsidiaries within the Territory as of the date the Executive's termination of employment, and whose aggregate gross revenues, calculated for the most recently completed fiscal year of the Competing Enterprise, derived from all such competing activities within the Territory during such fiscal year, equal at least 10% or more of such Enterprise's consolidated net revenues for such fiscal year. If the Executive notifies the Company in writing of any employment or opportunity which the Executive proposes to undertake during the one year non-compete period, and supplies the Company with any additional information which the Company may reasonably request, the Company agrees to promptly notify the Executive within thirty days after all information reasonably requested by it has been provided, whether the Company considers the proposed employment or opportunity to be prohibited by these provisions and, if so, whether the Company is willing to waive the same. Notwithstanding anything in this Section 10, the Executive shall not be prohibited from acquiring or holding up to 2% of the common stock of an entity that is traded on a national securities exchange or a nationally recognized over-the-counter market.
  Termination. Unless sooner terminated pursuant to the terms of this Agreement, Executive's employment shall terminate on the later of February 29, 2004 or the date on which Executive is paid his bonus, if any, for the immediately preceding fiscal year; provided that this Agreement shall automatically be extended commencing on February 29, 2004 and on each subsequent anniversary (February 28 or 29, as the case may be) of such date for additional one year periods until March 1, 2008 (whereupon Executive's employment shall automatically terminate) unless the Company, by written notice given to Executive at least 90 days prior to the scheduled date of termination, elects not to extend Executive's employment. Any such termination of Executive's employment with the Company shall be effective as of the later of (i) the last day of February immediately following such notice by the Company to Executive or (ii) the date on which Executive is paid his bonus, if any, for the immediately preceding fiscal year; provided, if such notice is given more than 120 days prior to the scheduled date of termination, Executive may terminate his employment effective the ninetieth (90th) day after such notice. During the term of his employment, Executive shall cooperate fully with the Company in recruiting, hiring and training a successor Chief Financial Officer. Notwithstanding the foregoing, after a Change of Control, Executive's employment shall automatically terminate on the date which is eighteen months after the Effective Date, and prior to such date, the Company may not terminate Executive's employment pursuant to this Section 11.
  Successors and Binding Agreements.
    The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) and the direct and indirect parent of any such successor, to all or substantially all of the business and/or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any such successor, and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement.
    This Agreement shall inure to the benefit of and be enforceable by the Executive's respective personal or legal representative, executor, administrator, successor, heirs, distributees and/or legatees.
    Neither the Company nor the Executive may assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section. Without limiting the generality of the foregoing, the Executive's right to receive payments hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by will or the laws of descent and distribution. In the event the Executive attempts any assignment or transfer contrary to this Section, the Company shall have no liability to pay any amount so attempted to be assigned or transferred.
  Notices. All communications provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his/her principal residence, or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of a change of address shall be effective only upon receipt.
  Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Wisconsin without giving effect to the principles of conflict of laws of such state, except that Section 15 shall be construed in accordance with the Federal Arbitration Act if arbitration is chosen by the Executive as the method of dispute resolution.
  Settlement of Disputes; Arbitration; Attorneys' Fees. Any dispute or controversy arising under or in connection with this Agreement shall be settled, at the Executive's election, either by arbitration in Milwaukee, Wisconsin in accordance with the rules of the American Arbitration Association then in effect or by litigation; provided, however, that in the event of a dispute regarding whether the Executive's employment has been terminated for Cause or whether the Executive's voluntary termination qualifies as a termination for Good Reason, the evidentiary standards set forth in this Agreement shall apply; provided further that notwithstanding anything to the contrary contained herein, in the absence of a Change of Control, the normal, civil burden of proof by a preponderance of the evidence shall be applicable to any dispute regarding whether the Executive's voluntary termination qualifies as a termination for Good Reason and such burden of proof shall be upon the Executive. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The Company agrees to pay, as incurred, to the fullest extent permitted by law, all legal fees and expenses that the Executive may reasonably incur as a result of any contest (regardless of outcome) by the Company, the Executive or others of the validity or enforceability of or liability under, or otherwise involving any provision of this Agreement. Executive agrees and acknowledges that as of the date of this Agreement there does not exist "Good Reason" to terminate his employment with the Company.
  Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement which shall remain in full force and effect. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.
  Entire Agreement; Amendments. This Agreement constitutes the entire understanding and agreement of the parties with respect to the matters discussed herein and supersedes all other prior agreements and understandings, written or oral, between the parties with respect thereto including, without limitation, the Senior Officer Change in Control, Severance and Special Pension Agreement dated March 8, 2000 between the parties and the Original Agreement. There are no representations, warranties or agreements of any kind relating thereto that are not set forth in this Agreement. This Agreement may not be amended or modified except by a written instrument signed by the parties hereto or their respective successors and legal representatives.
  Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state and other taxes as shall be legally required.
  Certain Limitations. Nothing in this Agreement shall grant the Executive any right to remain an executive, director or employee of the Company or of any of its subsidiaries for any period of time.

  IN WITNESS WHEREOF, the parties have executed this Agreement on the day and date first written above.

WISCONSIN ENERGY CORPORATION

By: /s/ Richard A. Abdoo ___________________
Name: Richard A. Abdoo
Title: Chairman, President & CEO

/s/ Paul Donovan___________________________
Paul Donovan

  APPENDIX

  This is an appendix to the Amended and Restated Senior Officer Employment, Change in Control, Severance and Non-Compete Agreement between WISCONSIN ENERGY CORPORATION and PAUL DONOVAN dated as of May 1, 2002 (the "Agreement").

  As used in the Agreement, the terms set forth below shall have the following meanings:

    "Cause" means:
      the willful and continued failure of the Executive to substantially perform the Executive's duties (other than failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board of Directors of the Company (the "Board"), or the Compensation Committee of the Board (the "Committee") which specifically identifies the manner in which the Board or the Committee or the elected officer believes that the Executive has not substantially performed the Executive's duties, or the willful engaging by the Executive in illegal conduct or gross misconduct which is determined by the Board to have been materially and demonstrably injurious to the Company. However, no act, or failure to act, on the Executive's part shall be considered "willful" unless done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in the best interest of the Company.

    The Executive may only be terminated for Cause if the Company gives written notice to the Executive of its intention to terminate the Executive's employment for Cause, setting forth in reasonable detail the specific conduct of the Executive that it considers to constitute Cause and the specific provision(s) of this Agreement on which it relies, and stating the date, time and place of the Special Meeting for Cause. The "Special Meeting for Cause" means a meeting of the Board called and held specifically for the purpose of considering the Executive's termination for Cause, that takes place not less than ten and not more than twenty business days after the Executive receives the notice of termination for Cause. The Executive shall be given an opportunity, together with counsel, to be heard at the Special Meeting for Cause. The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by the affirmative vote of at least two-thirds (2/3) of the entire membership of the Board, excluding employee directors, at the Special Meeting for Cause, stating that in the good faith opinion of the Board, the Executive is guilty of the conduct described in the notice of termination for Cause and that conduct constitutes Cause under this Agreement. In the event of a dispute regarding whether the Executive's employment has been terminated for Cause, no claim by the Company that Cause exists shall be given effect unless the Company establishes by clear and convincing evidence that Cause exists.

    A "Change in Control" with respect to the Company shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:
      any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities beneficially owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (a) of paragraph (iii) below; or
      the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company's shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or
      there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than (a) a merger or consolidation immediately following which the directors of the Company immediately prior to such merger or consolidation continue to constitute at least a majority of the board of directors of the Company, the surviving entity or any parent thereof or (b) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company or its affiliates) representing 20% or more of the combined voting power of the Company's then outstanding securities; or
      the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement (or series of related agreements) for the sale or disposition by the Company of all or substantially all of the Company's assets, disregarding any sale or disposition to a company, at least a majority of the directors of which were directors of the Company immediately prior to such sale or disposition; or
      the Board determines in its sole and absolute discretion that there has been a Change in Control of the Company.

    For purposes of this Change in Control definition, the terms set forth below shall have the following meanings:

    "Beneficial Owner" shall have the meaning set forth in Rule 13d-3 under the Exchange Act.

    "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

    "Person" shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its affiliates, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the company.

    "Covered Termination of Employment Associated with a Change in Control" means:
      a termination of employment by the Company other than because of death or Disability and without Cause, which occurs within a period of eighteen months following the Effective Date or, a termination of employment by the Company other than because of death or Disability and without Cause within a period of six months prior to the Effective Date, and it is reasonably demonstrated by the Executive that such termination of employment was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control, or a termination of employment by the Executive for Good Reason within a period of eighteen months following the Effective Date and also subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g) after the Effective Date, or a termination of employment by the Executive within a period of six months prior to the Effective Date and following the occurrence without the Executive's consent of any event described in Section (g)(i), (ii), (iii) or (iv) and it is reasonably demonstrated by the Executive that such event occurred at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or otherwise arose in connection or in anticipation of a Change in Control, a voluntary termination of employment by the Executive without Good Reason following completion of one year of service after a Change in Control of the Company, provided that the voluntary termination must be effected by the Executive within six months after the completion of that one-year of service. Further, if the Executive gives written notice to the Company any time after a Change in Control of the Company but before completion of one year of service thereafter that the Executive intends to so voluntarily terminate and if the Executive should thereafter die while in the employ of the Company or incur a termination of employment because of Disability, in either case before completion of such one year of service, such death or termination of employment shall be treated as a Covered Termination Associated with a Change in Control, or
      (1) a termination of employment occurring after delivery of a notice of termination pursuant to Section 4(a)(i) of the Agreement provided that a Change of Control occurs on or prior to February 29, 2004, or (2) in the event of a Change of Control after February 29, 2004, a termination of employment pursuant to Section 4(c) of the Agreement occurring on or after the 120th day prior to a public announcement of the transaction that constitutes such Change of Control and prior to the date of such Change of Control.

    If within fifteen days after the Company notifies the Executive that it is terminating his employment for Cause or the Executive notifies the Company that he is terminating his employment for Good Reason, the party receiving such notice notifies the other party that a dispute exists concerning the termination, then for purposes of this Section (c) the date of the Executive's termination of employment shall not be deemed to have occurred until the earlier of (i) the date that is 18 months following the Effective Date or (ii) the date on which the dispute is finally resolved, either by mutual written agreement of the parties or by a final judgment, order or decree of an arbitrator or a court of competent jurisdiction (which is not appealable or with respect to which the time for appeal therefrom has expired and no appeal has been perfected); provided, however, that the date of termination shall be extended by a notice of dispute given by the Executive only if such notice is given in good faith and the Executive pursues the resolution of such dispute with reasonable diligence.

    If a purported termination occurs prior to or following a Change in Control and the date of termination is extended in accordance with the preceding paragraph, the Company shall continue to pay the Executive the full compensation and benefits as are provided in the first sentence of Section 3(a) of the Agreement until the date of termination, as determined in accordance with the preceding paragraph. Amounts paid under this Section (c) are in addition to all other amounts due under the Agreement and shall not be offset against or reduce any other amounts due under the Agreement, other than amounts due under the first sentence of Section 3(a) of the Agreement.

    "Covered Termination of Employment Not Associated with a Change in Control of the Company" means:
      a termination of employment by the Company (other than because of (A)death, (B) Disability, in each case subject to Section 9(d), or (C) a termination by the Company for Cause) pursuant to a notice of termination delivered during the 60 day period beginning on May 1, 2003 and ending on June 29, 2003;
      a termination of employment by the Executive for Good Reason subsequent to the occurrence, without the Executive's written consent, of any event described in Section (g);
      a termination of employment by the Executive for any reason including without limitation for Good Reason (other than because of death or Disability or by the Company for Cause) pursuant to a notice of termination delivered during the 60 day period beginning on May 1, 2003 and ending on June 29, 2003;
      the termination of the employment pursuant to Section 11 of the Agreement; or
      a termination of employment by the Company without Cause (other than because of death or Disability).
    "Disability" means that the Executive has been unable, for a period of 180 consecutive business days, to perform the material duties of his job, as a result of physical or mental illness or injury and that a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative, has determined that the Executive's incapacity is total and permanent. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice and shall be effective on the thirtieth day after receipt of such notice by the Executive, unless the Executive returns to full-time performance of his duties before the expiration of such thirty-day period.
    "Effective Date" means the first date on which a Change in Control of the Company occurs, except that if Section 4 of the Agreement applies(subject to the proviso under Section 4(f) of the Agreement), the term shall mean the date immediately prior to the Executive's termination of employment.
    "Good Reason" means:
      the assignment to the Executive of any duties inconsistent with the duties performed by the Executive as Chief Financial Officer the Company prior on the date of the Agreement or any other action by the Company that results in material reduction of the Executive's duties and responsibilities as of the date of the Agreement, or any reduction in the Executive's base salary or percentage of base salary available as an incentive compensation or target bonus opportunity relative to those most favorable to the Executive in effect at any time during the 180-day period prior to the Effective Date or to the extent more favorable to the Executive, those in effect after the Effective Date, or any failure by the Company to continue to provide for the Executive's participation in the Company's long-term incentive plans and programs on a basis commensurate with other senior executives of the Company, or reduction in any material element of the Executive's compensation or benefits, or the relocation of the Executive's principal place of employment to a location more than 35 miles from the Executive's principal place of employment immediately prior to the Effective Date, or the Company's requiring the Executive to travel on Company business to a materially greater extent than was required immediately prior to the Effective Date, or the failure by the Company to comply with Section 12(a) of this Agreement.
    "Highest Bonus Amount" means the highest dollar bonus which would result from three calculations, as follows: (i) the highest percentage of base salary ever used with respect to the calculation of the Executive's bonus during the three complete fiscal years of the Company immediately preceding the termination of employment or, if more favorable to the Executive, during the three complete fiscal years of the Company immediately preceding the Change in Control of the Company, multiplied times the highest per annum base rate of salary in effect with respect to the Executive during the three-year period immediately prior to the termination of employment; (ii) the highest dollar bonus earned by the Executive under any cash bonus or incentive compensation plan of the Company during either of the three complete fiscal year periods of the Company listed in (i) above, whichever is more favorable to the Executive; or (iii) the Executive's bonus or incentive compensation "target" for the fiscal year in which the termination of employment occurs.